Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of BioRestorative Therapies, Inc. (the “Company”) on Form S-8 (File No. 333-196299) of our report dated March 31, 2015, which includes an explanatory  paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2014.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2015